PRICING SUPPLEMENT                              Filed pursuant to Rule 424(b)(3)
(To Prospectus Dated April 24, 2003 and              Registration No. 333-104455
Prospectus Supplement Dated April 24, 2003)

                                  $18,5000,000

                         THE BEAR STEARNS COMPANIES INC.

                           MEDIUM-TERM NOTES, SERIES B

o     The Medium-Term Notes are unsecured debt              o     The Medium-Term Notes will be in
      securities of The Bear Stearns Companies                    book-entry form only.
      Inc.
                                                            o     The maturity date is June 12, 2010.
o     Interest will be paid annually on June
      12, beginning on June 12, 2004. The                   o     Minimum denominations of $100,000
      interest rate for the interest payment                      increased in multiples of $100,000.
      due on June 12, 2004 will be 4.00% per
      annum. The interest rate for each                     o     The Notes are 100% principal protected
      subsequent interest payment will be                         if held to maturity. On the maturity
      reset annually and will be a percentage                     date, we will pay to you an amount per
      equal to:                                                   note equal to the principal amount, plus
                                                                  accrued and unpaid interest, if any.
1.60 + 100 [(CPI (April(n))/CPI (April(n-1)) - 1)]
                                                            o     The Medium-Term Notes will not be
provided that the interest rate will not be                       subject to early redemption.
less than zero.

      o     CPI (April(n)) is the consumer
            price index for the April
            preceding the interest payment
            date, and

      o     CPI (April(n-1)) is the consumer
            price index for the April
            preceding the prior interest
            payment date.

o     The interest rate for a subsequent
      interest payment will be less than 1.60% if the consumer price index decreases in the period between the April preceding the prior interest payment date and the April preceding the interest payment date and cannot be less than zero.

      Investment in the Medium-Term Notes involves certain risks. You should refer to "Risk Factors" beginning on page PS-5 of this Pricing Supplement.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PRICING SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      We expect that the Medium-Term Notes will be ready for delivery in book-entry form only through the book-entry facilities of The Depository Trust Company in New York, New York, on or about June 12, 2003 against payment in immediately available funds. The distribution of the Medium-Term Notes will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.

                            BEAR, STEARNS & CO. INC.

                                  JUNE 2, 2003

                               CERTAIN DEFINITIONS

Unless otherwise stated in this pricing supplement:

o the "Company," "we," "us" and "our" refer to The Bear Stearns Companies Inc. and its subsidiaries;

o     "Bear Stearns" refers to Bear, Stearns & Co. Inc.;

o     "BSSC" refers to Bear, Stearns Securities Corp.;

o "Exchange Act" refers to the Securities and Exchange Act of 1934, as amended;

o     "SEC" refers to the Securities and Exchange Commission; and

o "US dollars," "dollars," "US $" and "$" refer to the lawful currency of the United States of America.

                              SUMMARY INFORMATION

WHAT ARE THE MEDIUM-TERM NOTES?

      The Medium-Term Notes are our senior debt securities and are not secured by collateral. The Medium-Term Notes will rank equally with all our other unsecured and unsubordinated debt. The Medium-Term Notes will mature on June 12, 2010. Because we are a holding company, the Medium-Term Notes will be effectively subordinated to the claims of creditors of our subsidiaries with respect to those subsidiaries' assets.

      You may only transfer the Medium-Term Notes in denominations of $100,000, increased in multiples of $100,000. You will not have the right to receive physical certificates evidencing your ownership. Instead, we will issue the Medium-Term Notes in the form of a global certificate, which will be held by The Depository Trust Company ("DTC") or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the Medium-Term Notes by individual investors. You should refer to "Description of Notes--Book-Entry Notes--Registration, Transfer and Payments" in the accompanying Prospectus Supplement.

WHAT PERIODIC INTEREST PAYMENTS WILL I RECEIVE AND WHEN?

      We will pay interest on the principal amount of your Medium-Term Notes annually on June 12 of each year, beginning June 12, 2004. The interest rate for the interest payment due on June 12, 2004 will be 4.00% The interest rate will be reset for each subsequent interest payment and will be expressed as a percentage according to the following formula:

      1.6 + 100 [(CPI (April(n))/CPI (April(n-1)) - 1)]

where:

      o CPI (April(n)) is the non-seasonally adjusted U.S. All Urban Consumer Price Index, which we refer to as the consumer price index, published by the Bureau of Labor Statistics of the U.S. Department of Labor for the April preceding the interest payment date, and

      o CPI (April(n-1)) is the consumer price index for the April preceding the prior interest payment date.

      The interest rate for a subsequent interest payment will be less than 1.60% if the consumer price index decreases in the period between the April preceding the prior interest payment date and the April preceding the interest payment date, but the interest rate for any subsequent interest payment cannot be less than zero. If the interest rate for any subsequent interest payment is zero, we will not pay any interest on the notes on the corresponding interest payment date.

WHAT WILL I RECEIVE AT THE MATURITY DATE OF THE MEDIUM-TERM NOTES?

      At the maturity date, you will receive a payment per Medium-Term Note equal to the principal amount, plus accrued and unpaid interest, if any.

ARE THE MEDIUM-TERM NOTES SUBJECT TO EARLY REDEMPTION?

      No. The Medium-Term Notes are not subject to early redemption.

      For more specific information about the Medium-Term Notes, you should refer to "Description of the Medium-Term Notes."

WHAT ARE THE HISTORICAL LEVEL OF THE CONSUMER PRICE INDEX?

      We have provided a table showing the consumer price index for each month since January 1998. You can find this table in the section "Historical Data on the Consumer Price Index" in this pricing supplement. We have provided this historical information to help you evaluate the behavior of the consumer price index in recent years. However, past levels of the consumer price index are not necessarily indicative of future levels in the consumer price index.

WILL THE MEDIUM-TERM NOTES BE LISTED ON A SECURITIES EXCHANGE?

      No, the Medium-Term Notes will not be listed on any securities exchange. The Medium-Term Notes will trade in DTC's Same-Day Funds Settlement System. Accordingly, settlement of any secondary market trading activity for the Medium-Term Notes will settle in immediately available funds.

WHAT IS THE ROLE OF OUR SUBSIDIARY, BEAR STEARNS?

      Our subsidiary, Bear Stearns, will be our calculation agent (the "Calculation Agent") for purposes of calculating the annual rate of inflation. Under certain circumstances, these duties could result in a conflict of interest between Bear Stearns' status as our subsidiary and its responsibilities as Calculation Agent. You should refer to "Risk Factors--Potential Conflicts of Interest Exist because we control Bear Stearns, which will act as the Calculation Agent."

ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT?

      Yes, the Medium-Term Notes are subject to certain risks. You should refer to "Risk Factors" below.

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF INVESTING IN THE MEDIUM-TERM NOTES?

      See "Certain U.S. Federal Income Tax Considerations" in this pricing supplement and "Certain US Federal Income Tax Considerations" in the accompanying Prospectus Supplement.

                                  RISK FACTORS

      You should carefully consider the following risk factors before deciding to invest in the Medium-Term Notes. All disclosure contained in this Pricing Supplement regarding the risks related to the consumer price index is derived from publicly available information. Neither we nor Bear Stearns take any responsibility for the accuracy or completeness of such information. An investment in the notes entails significant risks not associated with similar investments in a conventional debt security, including, among other things, fluctuations in the level of the consumer price index, and other events that are difficult to predict and beyond our control.

RISKS RELATED TO THE MEDIUM-TERM NOTES

BEGINNING WITH THE INTEREST PAYMENT IN 2005, THE INTEREST RATE APPLICABLE TO ANY INTEREST PAYMENT COULD BE LESS THAN 1.60% AND COULD BE ZERO.

      Beginning with the interest payment in 2005, the interest rate will be linked to changes in the level of the consumer price index during the period between the April preceding the prior interest payment date and the April preceding the interest payment date. If the consumer price index does not increase during any such year (i.e., if there is no inflation), the interest rate for the corresponding interest payment will be 1.60%. In addition, if the consumer price index decreases during any such year (i.e., if there is deflation), the interest rate for the corresponding interest payment will be less than 1.60% and could be zero.

THE YIELD ON THE MEDIUM-TERM NOTES MAY BE LOWER THAN THE YIELD ON A STANDARD DEBT SECURITY OF COMPARABLE MATURITY

      The amounts we will pay you on interest payment dates and at maturity may be less than the return you could have earned on other investments. Because the level of the consumer price index as of each April during the term of the Medium-Term Notes may be less than, equal to or only somewhat greater than its value as of the previous April and because interest payments in 2005 through 2010 are determined by the level of the consumer price index, the effective yield to maturity on the Medium-Term Notes may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of the Company of comparable maturity. In addition, any such return may not fully compensate you for any opportunity cost to you when other factors relating to the time value of money are taken into account.

THE HISTORICAL LEVELS OF THE CONSUMER PRICE INDEX ARE NOT AN INDICATION OF THE FUTURE LEVELS OF THE CONSUMER PRICE INDEX

      The historical levels of the consumer price index are not an indication of the future levels of the consumer price index during the term of the Medium-Term Notes. Changes in the level of the consumer price index will affect the trading price of the Medium-Term Notes, but it is impossible to predict whether the level of the consumer price index will rise or fall. Changes in the level of the consumer price index are a function of the changes in specified consumer prices over time, which result from the interaction of many factors over which we have no control. In addition, changes in the way the consumer price index is calculated could reduce the level of the consumer price index and lower the interest payments with respect to the Medium-Term Notes. See "The Consumer Price Index" in this pricing supplement.

THE TRADING MARKET IS UNCERTAIN AND COULD BE ILLIQUID.

      The Medium-Term Notes will not be listed on any securities exchange. There is currently no secondary market for the Medium-Tern Notes. Bear Stearns will not be obligated to engage in any market making activities or if it does commence making a market, it any discontinue such market making activity at any time. Accordingly, we cannot guarantee that there will be a secondary market in the Medium-Term Notes, or that Bear Stearns will make a secondary market in the Medium-Term Notes. If any such secondary market forms, that market may be illiquid and may not continue for the term of the Medium-term Notes. If the secondary market for the Medium-term Notes is limited, there may be few buyers should you choose to sell your Medium-term Notes prior to maturity.

POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE WE CONTROL BEAR STEARNS WHICH WILL ACT AS THE CALCULATION AGENT.

      Bear Stearns will act as the Calculation Agent, which makes certain determinations and judgments in connection with calculating the amounts due to you. Because Bear Stearns is our affiliate, conflicts of interest may arise in connection with Bear Stearns performing its role as Calculation Agent. Rules and regulations regarding broker-dealers (such as Bear Stearns) require Bear Stearns to maintain policies and procedures regarding the handling and use of confidential proprietary information, and such policies and procedures will be in effect throughout the term of the Medium-Term Notes to restrict the use of information relating to the calculation of the annual rate of inflation that the Calculation Agent may be required to make prior to the dissemination of such annual rate of inflation. Bear Stearns is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

THE VALUE OF THE MEDIUM-TERM NOTES WILL BE AFFECTED BY NUMEROUS FACTORS, SOME OF WHICH ARE RELATED IN COMPLEX WAYS.

      Our creditworthiness and a number of factors, including market interest rates, are expected to affect any secondary market for the Medium-Term Notes. You should refer to "Description of the Medium-Term Notes". Some of these factors are interrelated in complex ways; as a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following describes the expected impact on the market value of the Medium-Term Notes given a change in a specific factor, assuming all other conditions remain constant.

o Interest Rates. We expect that the trading value of the Medium-Term Notes will be affected by changes in interest rates. In general, and assuming other factors remain constant, if U.S. interest rates increase, we expect that the trading value of the Medium-Term Notes will decrease. If U.S. interest rates decrease, we expect the trading value of the Medium-Term Notes will increase.

o Our Credit Ratings, Financial Condition and Results. Actual or anticipated changes in our credit ratings, financial condition or results may significantly affect the market value of the Medium-Term Notes.

      You should understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the trading value of the Medium-Term Notes attributable to another factor. In general, assuming all relevant factors are held constant, the effect on the trading value of the Medium-Term Notes of a given change in most of the factors listed above will be less if it occurs later than if it occurs earlier in the term of the Medium-Term Notes. However, we expect that the effect on the trading value of the Medium-Term Notes of a given increase or decrease in the CPI will be greater if it occurs later in the term of the Medium-Term Notes than if it occurs earlier in the term of the Medium-Term Notes.

                      DESCRIPTION OF THE MEDIUM-TERM NOTES

      The following description of the Medium-Term Notes (referred to in the accompanying Prospectus Supplement as the "Other Indexed Notes") supplements the description of the notes in the accompanying Prospectus Supplement and Prospectus. This is a summary and is not complete. You should read the indenture, dated as of May 31, 1991, as amended (the "Indenture"), between us and JPMorgan Chase Bank (formerly, The Chase Manhattan Bank), as trustee (the "Trustee"). We have provided definitions for certain capitalized terms used in this section below, under "Certain Definitions."

GENERAL

      The Medium-Term Notes are part of a single series of debt securities under the Indenture described in the accompanying Prospectus designated as Medium-Term Notes, Series B. The aggregate principal amount of the Medium-Term Notes will be $18,500,000. The Medium-Term Notes will mature on June 12, 2010 and will be our general unsecured obligations. The Medium-Term Notes will be issued only in fully registered form and in minimum denominations of $100,000, increased in multiples of $100,000. Initially, the Medium-Term Notes will be issued in the form of one or more global securities registered in the name of DTC or its nominee as described in the accompanying Prospectus Supplement and Prospectus.

      You should refer to "Certain U.S. Federal Income Tax Considerations" below for a discussion of certain federal income tax considerations to you as a holder of the Medium-Term Notes.

PAYMENTS OF INTEREST

      Interest on the Medium-Term Notes will be payable annually each June 12, beginning with June 12, 2004, and ending on the Maturity Date (which will be the final Interest Payment Date) to the Holder of record on such Interest Payment Date. The interest rate for the interest payment due on June 12, 2004 will be 4.00% per annum. The interest rate will be reset annually for each subsequent interest payment and will be paid at an interest rate of 1.60 plus the number obtained by multiplying 100 by the number obtained by subtracting 1 from a fraction, the numerator of which is the consumer price index for the April preceding the interest payment date, and the denominator of which is the consumer price index for the April preceding the prior interest payment date, expressed as the following formula:

            1.60 + 100 [(CPI (April(n))/CPI (April(n-1)) - 1)]

where:

      - CPI (April(n)) is the consumer price index for the April preceding the interest payment date, and

      - CPI (April(n-1)) is the consumer price index for the April preceding the prior interest payment date.

ILLUSTRATIVE EXAMPLES

Set forth below are two examples of interest rate calculations.

EXAMPLE 1:

The hyprothetical CPI (April(n)) = 183.8
The hyprothetical CPI (April(n)) = 179.8

Interest rate per Medium-Term Note =

1.60 + 100 [(183.8/179.8) - 1)] =

1.60 + 2.22 = 3.82%

EXAMPLE 2:

The hyprothetical CPI (April(n)) = 183.8
The hyprothetical CPI (April(n)) = 185.8

Interest rate per Medium-Term Note =

1.60 + 100 [(183.8/185.8) - 1)] =

1.60 + (-1.08) = 0.52%

     The interest rate for a subsequent interest payment will be less than 1.60% if the consumer price index decreases in the period between the April preceding the prior interest payment date and the April preceding the interest payment date, but the interest rate for any subsequent interest payment cannot be less than zero. If the interest rate for any subsequent interest payment is zero, we will not pay any interest on the Medium-Term Notes on the corresponding interest payment date.

       The interest payment date with respect to the Medium-Term Notes is June 12 of each year, beginning June 12, 2004. The record date with respect to any interest payment date will be the date (whether or not a Business Day) immediately preceding the interest payment date. "Business Day" means any day that is not a Saturday, a Sunday or a day on which the stock exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

      In calculating the interest rate for any interest payment date subsequent to June 12, 2004, the Calculation Agent will use the most recently available level of the consumer price index for the preceding April, even if that level has been adjusted from a previously reported level. If a level of the consumer price index that has been used by the calculation agent to determine the interest rate is revised by the Bureau of Labor Statistics, the calculation agent will continue to use the previously reported level and the interest rate determined will not be revised.

      If the consumer price index is rebased to a different year, the Calculation Agent will continue to use the consumer price index based on the base reference period in effect on the date the notes were issued for such purposes, as long as that consumer price index continues to be published. For more information about rebasing of the consumer price index, see "The Consumer Price Index"" in this pricing supplement.

      If the consumer price index for April 2004 or April of any subsequent year is not reported by five Business Days before the relevant interest payment date, the Calculation Agent will determine the interest rate for the next interest payment based on the last available twelve-month change in the consumer price index.

      If, while the Medium-Term Notes are outstanding, the consumer price index is:

      o     discontinued;

      o in the judgment of the U.S. Secretary of the Treasury, fundamentally altered in a manner materially adverse to the interests of an investor in the U.S. Treasury's inflation-indexed securities; or

      o in the judgment of the U.S. Secretary of the Treasury, altered by legislation or executive order in a manner materially adverse to the interests of an investor in the U.S. Treasury's inflation-indexed securities;

the Treasury has stated that it will, after consulting with the Bureau of Labor Statistics or any successor agency, substitute an appropriate alternative index for the consumer price index. The Treasury will then notify the public of the alternative index and how it will be applied to the Treasury's inflation-indexed securities, and the Calculation Agent will apply this alternative index in the same manner for all purposes with regard to the Medium-Term Notes and all references in this pricing supplement to the consumer price index will be deemed to be references to this alternative index.

PAYMENT AT MATURITY

      At Maturity, investors will receive for each Medium-Term Note held on the maturity date the principal amount, plus accrued and unpaid interest.

DEFEASANCE

      The Medium-Term Notes are not subject to the defeasance provisions described in the section entitled "Description of Debt Securities--Defeasance" in the accompanying Prospectus.

EVENTS OF DEFAULT

      If an Event of Default (as defined in the accompanying Prospectus) with respect to any of the Medium-Term Notes has occurred and is continuing, then the amount payable to you, as a beneficial owner of an Medium-Term Note, upon any acceleration permitted by the Medium-Term Notes will be equal to the maturity payment plus accrued interest. For these purposes, the consumer price index used in the numerator of the fraction used to calculate the interest rate (as described above under "Description of the Medium-Term Notes - Payments of Interest") will be the most recent consumer price index published by the Bureau of Labor Statistics and the consumer price index used in the denominator of the fraction used to calculate the interest rate will be the consumer price index for the previous April.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Medium-Term Notes will be made by Bear Stearns in immediately available funds. All payments of principal and interest will be made by us in immediately available funds so long as the Medium-Term Notes are maintained in book-entry form.

CALCULATION AGENT

     The Calculation Agent for the Medium-Term Notes will be Bear Stearns. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and the Company. Because the Calculation Agent is an affiliate of the Company, potential conflicts of interest may exist between you and the Calculation Agent, including with respect to certain determinations and judgments that the Calculation Agent must make in determining amounts due to you. Bear Stearns is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

CUSIP

     The CUSIP number for the Medium-Term Notes is 073928ZS5.

                            THE CONSUMER PRICE INDEX

      All disclosure contained in this Pricing Supplement regarding the consumer price index is derived from publicly available information. Neither we nor Bear Stearns takes any responsibility for the accuracy or completeness of such information.

GENERAL

     The consumer price index is the non-seasonally adjusted U.S. All Urban Consumers Consumer Price Index published monthly by the Bureau of Labor Statistics of the U.S. Department of Labor. The Bureau of Labor Statistics makes available almost all consumer price index data and press releases immediately at the time of release. This material may be accessed electronically by means of the Bureau of Labor Statistics' home page on the Internet at http://www.bls.gov.

      According the publicly-available information provided by the Bureau of Labor Statistics, the consumer price index is a measure of the average change in consumer prices over time in a fixed market basket of goods and services, including food, clothing, shelter, fuels, transportation, drugs and charges for the services of doctors and dentists. User fees (such as water and sewer service) and sales and excise taxes paid by the consumer are also included. Income taxes and investment items such as stocks, bonds and life insurance are not included. The consumer price index includes expenditures by urban wage earners and clerical workers, professional, managerial and technical workers, the self-employed, short-term workers, the unemployed, retirees and others not in the labor force. In calculating the consumer price index, price changes for the various items are averaged together with weights that represent their significance in the spending of urban households in the United States.

      The contents of the market basket of goods and services and the weights assigned to the various items are updated periodically to take into account changes in consumer expenditure patterns. The consumer price index is expressed in relative terms based on a reference period for which the level is set at 100 (currently the base reference period used by the Bureau of Labor Statistics is 1982-1984). For example, because the CPI for the 1982-1984 reference period is 100, an increase of 16.5 percent from that period would be shown as 116.5.

     The Bureau of Labor Statistics has made numerous technical and methodological changes to the consumer price index over the last 25 years, and it is likely to continue to do so. Examples of recent methodological changes include:

      o the use of regression models to adjust for the quality improvements in various goods (televisions, personal computers, etc.);

      o the introduction of geometric averages to account for consumer substitution within consumer price index categories; and

      o changing the housing/shelter formula to improve rental equivalence estimation.

      These changes and any future changes could reduce the level of the consumer price index and therefore lower the interest payable on the Medium-Term Notes.

      The Bureau of Labor Statistics occasionally rebases the consumer price index. The current standard reference base period is 1982-1984 = 100. The consumer price index was last rebased in January 1988. Prior to the release of the consumer price index for January 1988, the standard reference base was 1967 = 100. If the Bureau of Labor Statistics rebases the consumer price index during the time the Medium-Term Notes are outstanding, the Calculation Agent will continue to calculate inflation using the existing base year in effect for the consumer price index at the time of issuance of the Medium-Term Notes as long as the old consumer price index is still published. The conversion to a new reference base does not affect the measurement of the percent changes in a given index series from one time period to another, except for rounding differences. Thus, rebasing might affect the published "headline" number often quoted in the financial press; however, the inflation calculation for the Medium-Term Notes should not be adversely affected by any such rebasing because the old-based consumer price index can be calculated by using the percent changes of the new rebased consumer price index to calculate the levels of the old consumer price index (because the two series should have the same percent changes).

      The U.S. government is not involved in any way in this offering and has no obligation relating to the Medium-Term Notes or to the holders of the Medium-Term Notes.

                   HISTORICAL DATA ON THE CONSUMER PRICE INDEX

      The table below sets forth the consumer price index as published by the Bureau of Labor Statistics for the months listed. Historical fluctuations in the consumer price index are not necessarily indicative of future fluctuations, which may be greater or less than those that have occurred historically. Beginning in 2005, the interest payable on the Medium-Term Notes on any interest payment date will be reduced in the event that the consumer price index for the preceding April is less than the consumer price index was for the April preceding the prior interest payment date.

                        LEVEL OF THE CONSUMER PRICE INDEX

                (AS PUBLISHED BY THE BUREAU OF LABOR STATISTICS)

         January   February   March  April    May    June   July   August   September   October   November    December
   1998   161.6     161.9     162.2  162.5   162.8  163.0  163.2   163.4      163.6      164.0      164.0      163.9
   1999   164.3     164.5     165.0  166.2   166.2  166.2  166.7   167.1      167.9      168.2      168.3      168.3
   2000   168.8     169.8     171.2  171.3   171.5  172.4  172.8   172.8      173.7      174.0      174.1      174.0
   2001   175.1     175.8     176.2  176.9   177.7  178.0  177.5   177.5      178.3      177.7      177.4      176.7
   2002   177.1     177.8     178.8  179.8   179.8  179.9  180.1   180.7      181.0      181.3      181.3      180.9
   2003   181.7     183.1     184.2  183.8

                 CERTAIN U. S. FEDERAL INCOME TAX CONSIDERATIONS

      Set forth below is a summary of certain US federal income tax considerations relevant to the beneficial owner of Medium-Term Notes that is a US Holder (as defined in the accompanying Prospectus Supplement). This summary does not address investors that may be subject to special tax rules or investors that hold Medium-Term Notes as part of an integrated investment. This summary supplements the discussion contained in the accompanying Prospectus Supplement under the heading "Certain US Federal Income Tax Considerations."

      We intend to treat the Medium-Term Notes as "variable rate debt instruments" for federal income tax purposes. Assuming the Medium-Term Notes are so treated, under the Treasury regulations governing variable rate debt instruments that bear interest that is unconditionally payable at least annually at a single objective rate, payments of interest on the Medium-Term Notes will be taxable to a US Holder as ordinary interest income at the time that such payments are accrued or received, in accordance with the US Holder's method of tax accounting. In the case of a US Holder that uses the accrual method of tax accounting, the amount of interest accrued during an accrual period will be determined by assuming that the Medium-Term Notes bear interest at a fixed interest rate that reflects the yield that is reasonably expected for the Medium-Term Notes, and the interest allocable to the accrual period will be adjusted to reflect the interest actually paid during the accrual period. A US Holder may submit a written request to the address set forth under "Where You Can Find More Information" in the accompanying Prospectus to obtain the "reasonably expected" rate for the Medium-Term Notes. Assuming the Medium-Term Notes are treated as variable rate debt instruments, upon the disposition of a Medium-Term Note by sale, exchange, redemption, or repayment of principal at maturity, a US Holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the disposition (other than amounts attributable to accrued interest) and the US Holder's adjusted tax basis in the Medium-Term Notes. Prospective investors should consult the discussion under the heading "Certain US Federal Income Tax Considerations - Variable Rate Debt Instruments" and "Certain US Federal Income Tax Considerations - Sale, Exchange, Redemption, or Repayment of the Notes" in the accompanying Prospectus Supplement.

      Alternatively, it is possible that the Medium-Term Notes could be treated as "contingent payment debt instruments" ("CPDIs") for federal income tax purposes. The federal income tax treatment of contingent payment debt instruments is summarized in the accompanying Prospectus Supplement under the heading "Certain US Federal Income Tax Considerations - Contingent Payment Debt Instruments."

     THE PRECEDING DISCUSSION IS ONLY A SUMMARY OF CERTAIN OF THE TAX IMPLICATIONS OF AN INVESTMENT IN MEDIUM-TERM NOTES. PROSPECTIVE INVESTORS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS PRIOR TO INVESTING TO DETERMINE THE TAX IMPLICATIONS OF SUCH INVESTMENT IN LIGHT OF EACH SUCH INVESTOR'S PARTICULAR CIRCUMSTANCES.

                              ERISA CONSIDERATIONS

      Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), prohibits the borrowing of money, the sale of property and certain other transactions involving the assets of plans that are qualified under the Code ("Qualified Plans") or individual retirement accounts ("IRAs") and persons who have certain specified relationships to them. Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), prohibits similar transactions involving employee benefit plans that are subject to ERISA ("ERISA Plans"). Qualified Plans, IRAs and ERISA Plans are referred to as "Plans."

      Persons who have such specified relationships are referred to as "parties in interest" under ERISA and as "disqualified persons" under the Code. "Parties in interest" and "disqualified persons" encompass a wide range of persons, including any fiduciary (for example, investment manager, trustee or custodian), any person providing services (for example, a broker), the Plan sponsor, an employee organization any of whose members are covered by the Plan, and certain persons related to or affiliated with any of the foregoing.

      The purchase and/or holding of a Medium-Term Note by a Plan with respect to which the Company and/or Bear Stearns is a fiduciary and/or a service provider (or otherwise is a "party in interest" or "disqualified person") would constitute or result in a prohibited transaction under Section 406 of ERISA or
Section 4975 of the Code, unless such Medium-Term Notes are acquired or held pursuant to and in accordance with an applicable statutory or administrative exemption. The Bear Stearns Companies Inc. and several of its subsidiaries, such as Bear Stearns, are each considered a "disqualified person" under the Code or "party in interest" under ERISA with respect to many Plans, although The Bear Stearns Companies Inc. is not a "disqualified person" with respect to an IRA simply because the IRA is established with Bear Stearns or because Bear Stearns provides brokerage to the IRA, and The Bear Stearns Company cannot be a "party in interest" to any IRA other than certain employer-sponsored IRAs as only employer-sponsored IRAs are covered by ERISA.

      Applicable exemptions may include certain prohibited transaction class exemptions (for example, Prohibited Transaction Class Exemption ("PTCE") 84-14 relating to qualified professional asset managers, PTCE 96-23 relating to certain in-house asset managers, PTCE 91-38 relating to bank collective investment funds, PTCE 90-1 relating to insurance company separate accounts and PTCE 95-60 relating to insurance company general accounts. A fiduciary of a Plan purchasing Medium-Term Notes, or in the case of certain IRAs, the grantor or other person directing the purchase of the Medium-Term Notes for the IRA, shall be deemed to represent that its purchase, holding, and disposition of the Medium-Term Notes will not constitute a prohibited transaction under ERISA or
Section 4975 of the Code for which an exemption is not available.

      A fiduciary who causes an ERISA Plan to engage in a non-exempt prohibited transaction may be subject to a penalty under ERISA. Code Section 4975 generally imposes an excise tax on Disqualified Persons who engage, directly or indirectly, in similar types of transactions with the assets of Plans subject to such Section.

      In accordance with ERISA's general fiduciary requirement, a fiduciary with respect to any ERISA Plan who is considering the purchase of Medium-Term Notes on behalf of such plan should determine whether such purchase is permitted under the governing plan document and is prudent and appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio. Plans established with, or for which services are provided by, the Company and/or Bear Stearns should consult with counsel prior to making any such acquisition.

                          VALIDITY OF MEDIUM-TERM NOTES

      The validity of the Medium-Term Notes will be passed upon for us by Cadwalader, Wickersham & Taft LLP, New York, New York.

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
============================================================            =======================================================
YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED IN THIS
PRICING SUPPLEMENT, THE ACCOMPANYING PROSPECTUS                                           $18,500,000
SUPPLEMENT AND PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO
PROVIDE YOU WITH INFORMATION OR TO
MAKE ANY REPRESENTATION TO YOU THAT IS NOT CONTAINED IN THIS                             THE BEAR STEARNS
PRICING SUPPLEMENT, THE ACCOMPANYING PROSPECTUS SUPPLEMENT                                COMPANIES INC.
AND PROSPECTUS. IF ANYONE PROVIDES YOU WITH DIFFERENT OR
INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. THIS
PRICING SUPPLEMENT, THE ACCOMPANYING PROSPECTUS SUPPLEMENT
AND PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES,
AND THESE DOCUMENTS ARE NOT SOLICITING AN OFFER TO BUY THESE
SECURITIES, IN ANY JURISDICTION WHERE THE OFFER OR SALE IS
NOT PERMITTED. YOU SHOULD NOT UNDER ANY CIRCUMSTANCES ASSUME
THAT THE INFORMATION IN THIS PRICING SUPPLEMENT, THE
ACCOMPANYING PROSPECTUS SUPPLEMENT AND PROSPECTUS IS CORRECT                              ------------------
ON ANY DATE AFTER THEIR RESPECTIVE DATES.                                                 Madison-Term Notes,
                                                                                               Series B
                                                                                          -------------------


                      TABLE OF CONTENTS

                     PRICING SUPPLEMENT

                                                            PAGE
                                                            ----
   Certain Definitions......................................PS-2
   Summary Information......................................PS-3
   Risk Factors.............................................PS-5
   Description of the Medium-Term Notes.....................PS-7
   The Consumer Price Index................................PS-10
   Certain U.S. Federal Income Tax Considerations..........PS-12
   ERISA Considerations....................................PS-12
   Validity of the Medium-Term Notes.......................PS-13

                    PROSPECTUS SUPPLEMENT                                 --------------------------------------------

   Risk Factors..............................................S-3                           PRICING SUPPLEMENT
   Pricing Supplement........................................S-5          --------------------------------------------
   Description of Notes......................................S-6
   Certain United States Federal Income Tax Considerations..S-23
   Supplemental Plan of Distribution........................S-34
   Validity of the Notes....................................S-35                        BEAR, STEARNS & CO. INC.
   Glossary.................................................S-36

                         PROSPECTUS

   Where You Can Find More Information.........................3
   Certain Definitions.........................................4
   The Bear Stearns Companies Inc..............................4
   Use of Proceeds.............................................5
   Ratio Information...........................................5
   Description of Debt Securities..............................6
   Description of Warrants....................................13
   Limitations on Issuance of Bearer Debt
   Securities and Bearer Warrants.............................16
   Description of Preferred Stock.............................17
   Description of Depositary Shares...........................20
   Book-Entry Procedures and Settlement.......................23
   Plan of Distribution.......................................25                           JUNE 2, 2003
   ERISA Considerations.......................................27
   Experts....................................................28
   Validity of the Securities.................................28
================================================================        =======================================================
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